As filed with the Securities and Exchange Commission on March 7, 1997
                                                   Registration No. 333-16575
--------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                 --------------------

                            PRE-EFFECTIVE AMENDMENT NO. 1

                                          TO

                                      FORM S-3

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------------


                                 JAVA CENTRALE, INC.
                ------------------------------------------------------
                (Exact name of registrant as specified in its charter)


          California                                         68-0268780
-------------------------------                        ----------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)


                              1610 Arden Way, Suite 145
                                 Sacramento, CA 95815
                                    (916) 568-2310
--------------------------------------------------------------------------------
             (Address, including zip code, and telephone number,including area code, of registrant's principal executive office)


                                  STEVEN J. ORLANDO
                      Vice President and Chief Financial Officer
                              1610 Arden Way, Suite 145
                                 Sacramento, CA 95815
                                    (916) 568-2310
--------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of agent for service of process)

--------------------------------------------------------------------------------


                      The Commission is requested to send copies
                              of all communications to:


                              Philip S. Boone, Jr., Esq.
                            Rosenblum, Parish & Isaacs, PC
                          555 Montgomery Street, 15th Floor
                               San Francisco, CA 94111
--------------------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be Offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]


                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                             Proposed         Proposed
 Title of                     Maximum          Maximum
Securities      Amount        Offering         Aggregate         Amount of
  to be         to be          Price           Offering         Registration
Registered    Registered     per Share(1)       Price(1)             Fee(3)
--------------------------------------------------------------------------------
Common
 Stock(2)        437,284          $0.71875          $314,298            $95
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee, based, in accordance with Rule 457(h), on the average of high and low prices at which the Registrant's Common Stock was sold on November 18, 1996.

(2) Pursuant to Rule 416, there are also being registered such additional shares as may be required for issuance pursuant to the anti-dilution provisions of the Warrants described herein.

(3) The full amount of the Registration Fee was paid at the time of the initial filing of this Registration Statement.



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 JAVA CENTRALE, INC.
                          CROSS-REFERENCE SHEET PURSUANT TO
                            ITEM 501(b) OF REGULATION S-K

                                                 LOCATION IN
ITEM     CAPTION IN FORM S-3                     PROSPECTUS BY CAPTION
1.       Forepart of the Registration
         Statement and Outside Front Cover
         Page of Prospectus . . . . . . . .      Facing Page; Cross-Reference
                                                 Sheet; and Outside Front Cover
                                                 Page

2.       Inside Front and
         Outside Back Cover
         Pages of Prospectus . . . . . . . .     Cover Page; Available
                                                 Information; Incorporation of
                                                 Certain Documents by Reference

3.       Summary Information, Risk Factors,
         and Ratio of Earnings to Fixed
         Charges . . . . . . . . . . . . . .     Risk Factors

4.       Use of Proceeds . . . . . . . . . .     Use of Proceeds

5.       Determination of Offering Price . .     Not Applicable

6.       Dilution  . . . . . . . . . . . . .     Not Applicable

7.       Selling Security Holders. . . . . .     Selling Stockholders

8.       Plan of Distribution  . . . . . . .     Plan of Distribution

9.       Description of Securities to
         be Registered . . . . . . . . . . .     Description of the Common
                                                 Stock

10.      Interests of Named Experts
         and Counsel . . . . . . . . . . . .     Not Applicable

11.      Material Changes  . . . . . . . . .     Not Applicable

12.      Incorporation of Certain Documents
         by Reference  . . . . . . . . . . .     Incorporation of Certain
                                                 Information by Reference

13.      Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities . . . . . . . . . .     Indemnification of Directors
                                                 and Officers

                                 JAVA CENTRALE, INC.

                            437,284 Shares of Common Stock

                                 --------------------

    Up to a total of 437,284 shares of the no par value common stock (the "Common Stock") of Java Centrale, Inc., a California corporation (the "Company") are being offered on a continuous basis in the future by two of the Company's warrant holders and certain of the Company's current shareholders (collectively, the Selling Stockholders"). For purposes of this prospectus (the "Prospectus"), the stock purchase warrant issued to Artistic License, Inc., a California corporation ("Artistic"), is referred to as the (the "Artistic Warrant") and the stock purchase warrant issued to Alta Petroleum, Inc., a California corporation ("Alta"), is referred to as (the "Alta Warrant" and together with the Artistic Warrant, the "Warrants".) All of the shares of Common Stock offered hereby (the "Shares") have been or will be issued by the Company in private transactions, and were originally issued as, or will be upon issuance, "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared, and the Shares have been registered, so that future sales of the Shares by the Selling Shareholders will not be restricted under the Securities Act. (See "Selling Shareholders" and "Plan of Distribution".)

    The Company's Common Stock is listed on The NASDAQ Stock Market SmallCap List under the symbol "JAVC." On March 3, 1997, the last reported sale price for the Common Stock on the NASDAQ SmallCap Market List was $0.47 per share.


                            ------------------------------

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                      THIS PROSPECTUS. ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFER OR SALE OF THE SHARES DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                    The date of this Prospectus is March 7, 1997

                                  TABLE OF CONTENTS
                                                                           Page
                                                                           ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .  3
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
SECURITIES BEING OFFERED . . . . . . . . . . . . . . . . . . . . . . . . . 14
    Graham and Gem Shares. . . . . . . . . . . . . . . . . . . . . . . . . 14
    Artistic Warrant Shares. . . . . . . . . . . . . . . . . . . . . . . . 14
    Alta Warrant Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 15
DESCRIPTION OF THE COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . 15
GENERAL DESCRIPTION OF THE WARRANTS. . . . . . . . . . . . . . . . . . . . 15
    Securities Available Upon Exercise of the Warrants . . . . . . . . . . 16
    Manner of Exercise . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Rights as a Shareholder, Employee, or Consultant . . . . . . . . . . . 16
    Transfer of the Warrants . . . . . . . . . . . . . . . . . . . . . . . 16
    Redemption Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
TERMS OF THE ARTISTIC WARRANT. . . . . . . . . . . . . . . . . . . . . . . 17
    Adjustments to the Number of Artistic Shares.. . . . . . . . . . . . . 17
    Adjustments to the Artistic Warrant Exercise Price . . . . . . . . . . 17
TERMS OF THE ALTA WARRANT. . . . . . . . . . . . . . . . . . . . . . . . . 18
    Adjustments to the Number of Alta Shares.. . . . . . . . . . . . . . . 18
    Adjustments to the Alta Warrant Exercise Price . . . . . . . . . . . . 18
RESALES OF COMPANY SECURITIES BY INSIDERS. . . . . . . . . . . . . . . . . 19
FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . 20
    Tax Consequences of Grant or Exercise of a Warrant . . . . . . . . . . 20
    Taxation Upon Sale of the Shares . . . . . . . . . . . . . . . . . . . 20
    Tax Treatment of Section 16 Insiders . . . . . . . . . . . . . . . . . 21
    Tax Benefits to The Company. . . . . . . . . . . . . . . . . . . . . . 21
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
INDEMNIFICATION OF OFFICERS AND DIRECTORS. . . . . . . . . . . . . . . . . 22
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

EXHIBIT A--Artistic Warrants . . . . . . . . . . . . . . . . . . . . . . .A-1
EXHIBIT B--Alta Warrants . . . . . . . . . . . . . . . . . . . . . . . . .B-1

                                AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Commission also maintains a Web site, the address of which is HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

    The Company's Common Stock is listed on the National Association of Securities Dealers ("NASD") NASDAQ SmallCap Market List, and such reports and other information concerning the Company can also be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C. 20006-1500.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Attached hereto, the Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"), with respect to the Company's Common Stock offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements made in this Prospectus concerning the contents or provisions of any agreement or other document referred to herein are not necessarily complete; and each such statement is qualified in its entirety by, and reference is made to, the copy of such agreement or other document filed as an exhibit or schedule to the Registration Statement or incorporated therein by reference. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which are available for inspection without charge at the principal office of the Commission in Washington, D.C. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

    The following documents, all of which were previously filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996; the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, September 30, and December 31, 1996; and the Company's Current Reports on Form 8-K dated August 28 and December 13, 1996. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior the period in which the Warrants may be exercised, which ever is later, shall also be deemed to be incorporated by reference herein. In addition, the description of the Company's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 33-76528) filed on March 17, 1994, including any amendment or report filed for the purpose of updating such description, is also incorporated herein by reference.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to: Steven J. Orlando, Vice President and Chief Financial Officer, Java Centrale, Inc., 1610 Arden Way, Suite 145, Sacramento, California 95815, or by telephone at (916) 568-2310.

                                     INTRODUCTION

    Java Centrale, Inc., a California corporation (the "Company"), began its principal operations as of April 1, 1993. The Company is in the business of selling coffee and bakery products to consumers through its system of Company-operated and franchised European style gourmet coffee cafes, carts and kiosks operating under the Java Centrale name, as well as through a chain of upscale bakery cafes operated or franchised through its wholly-owned subsidiary Paradise Bakery, Inc. Until December of 1996, the Company also owned and operated a third line of cafes under its Oh-La-La! Division. Effective December 10, 1996, however, the Oh-La-La! Division was sold to an unrelated party, freeing the Company's management to concentrate on the development of its two primary chains. The purchase price for the Oh-La-La! Division included $1,250,000 in cash, a three-year $750,000 promissory note bearing interest at 9% per year, the buyer's assumption of $48,341 in liabilities, and 233,333 shares of the buyer's preferred stock, valued by the Company at approximately $700,000.

    In addition to selling numerous coffees and other specialty beverages, the Company-operated and franchised Java Centrale cafes offer consumers a wide selection of gourmet sandwiches, salads, soups, pastries, and desserts, and also sell coffee-making equipment and accessories such as brewers, espresso makers, grinders, mugs, and carafes. The Company's Java Centrale carts and kiosks offer the same selection of espresso based specialty beverages and Italian sodas as are offered in its Java Centrale cafes, as well as brewed coffees and a selection of morning pastries. As of December 31, 1996 the Company's Java Centrale operations comprised locations in nine states, including three Company-owned and 24 franchised cafes, and no Company-owned and eight franchised carts. An additional six franchises have been sold for new Java Centrale cafe locations, most of which are expected to open their doors before the end of 1997.

    The Company's Paradise Bakery subsidiary operates in high-end locations such as upscale malls and airports. Featured menu items, depending upon the type of location, include as assortment of bakery products, featuring cookies, muffins, croissants and desserts, prepared and freshly baked daily at each location, as well as, specialty soups, salads, and sandwiches. Paradise Bakery, Inc. has operated a successful and growing business for 19 years. Most of the existing locations are in high profile upscale areas in California, Arizona, Colorado, Oregon, Washington, Texas, and Hawaii. As of December 31, 1996, there were 16 Company-owned and 35 franchised Paradise Bakery cafes, operating in eight states.

                                     RISK FACTORS

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN EVALUATING AN INVESTMENT IN THE COMPANY'S COMMON STOCK, THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA INCLUDED HEREIN AND INCORPORATED HEREIN BY REFERENCE.

HISTORICAL LOSSES

    The Company has never earned a profit in any fiscal year. Since its incorporation in 1992, the Company's operations have required (rather than provided) cash every year. In order to meet these cash requirements, the Company has from time to time sold Common Stock and Preferred Stock or borrowed money from Baycor Ventures. The Company recorded a loss in the development stage during its first fiscal year of operation and, since principal operations commenced, has recorded a loss for the fiscal years ended March 31, 1993, 1994, 1995, and 1996. The net loss for fiscal 1996 (which ended March 31, 1996) was $3,966,426; the net loss for the quarter ended September 30, 1996 was $747,601. There is no assurance that losses will not continue or that the Company will become profitable in the future.

ACCUMULATED DEFICIT AND FUTURE LOSSES

    As of September 30, 1996, the Company had an accumulated deficit of $9,623,486. The Company anticipates that the size of its losses will decrease due to anticipated development and acquisition of new Company-owned and franchised Java Centrale and Paradise Bakery locations in the United States and Canada. However, if such developments are delayed and the Company does not realize such increased sales, its losses are likely to remain at or near previous levels. The Company cannot predict when a material improvement in profitability will be achieved.

    Effective December 10, 1996, the Company sold its Oh-La-La! Division, consisting of 14 retail outlets and one bakery, mostly located in the San Francisco Bay Area. The sale of the Oh-La-La! Division is expected to facilitate the development of the Company's Java Cafe and Paradise Bakery operations by simplifying the mix of the Company's cafe lines and freeing Company resources for the development of its remaining cafes and potential cafe locations. In particular, the Company anticipates opening two new Company-owned and 26 franchised Paradise Bakery cafes during calendar 1997. The Company may also consider franchising some or all of its Company-owned Paradise Bakery cafes in order to free the associated capital for further expansion of this line of cafes, including the opening of both Company-owned and franchised cafe locations.

    Until the Company's network of Company-owned and franchised Java Centrale cafes, carts, and kiosks and Paradise Bakery cafes is more fully developed, however, the Company will be dependent upon other sources of income, such as franchisee fees, which cannot be predicted as to timing or dollar amount. Delays in the development of the Company's network of distribution centers for its products, as well as any potential future acquisitions or strategic mergers, could extend continuing losses and result in the need for additional financing.

RELIANCE ON GROWTH FOR PROFITABILITY

    As of September 30, 1996, the Company had a total of 102 Company-owned and franchised cafes, along with 7 licensed sites, open and operating. The Company currently intends to open, either on its own or through franchisees, up to 10 cafes during fiscal 1997, and approximately 60 cafes during fiscal 1998. By March 31, 1998 (the end of the Company's 1998 fiscal year), the Company's plans call for the Company to have a total of 153 cafes opened and operating. If the foregoing timetable is maintained, and the Company's cost structure remains comparatively stable, the Company should achieve profitability on or before March 31, 1998. There can be no assurance, however, that the Company or its franchisees will be able to open the planned new cafes, carts and kiosks or that they can be operated profitably. The Company's ability to expand will depend upon a number or factors, including selection and availability of suitable locations and franchisees; negotiation of acceptable lease terms; the securing of required state and local permits and approvals; adequate supervision of construction; hiring, training and retention of skilled management and other personnel; availability of adequate financing; and other factors, many of which are beyond the Company's control.

SUBSTANTIAL COMPETITION

    Java Centrale's whole bean coffee products compete directly against specialty coffees sold at retail outlets through supermarkets, specialty retailers and a growing number of specialty coffee stores. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores in the North American metropolitan markets. Both the Company's whole bean coffees and coffee beverages compete indirectly against all other coffees on the market.
The specialty coffee segment of the market is becoming increasingly competitive. The coffee industry is dominated by several large companies such as Kraft, General Foods, Procter & Gamble and Nestle. Many of the Company's competitors have greater financial and marketing resources and brand name recognition and a larger customer base than the Company. Competitors with significant economic resources in both existing nonspecialty and specialty coffee businesses and companies in other retail food service businesses could at any time enter the specialty coffee market with substantially equivalent coffee products. The Company competes against both other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable costs.

    Java Centrale stores compete with fast food chains, major restaurant chains, and other food service related franchisors for franchisees of its cafes, carts and kiosks. Many franchisors have greater market recognition and greater financial, marketing, and human resources than the Company does.

    Paradise Bakery competes with a variety of restaurant concepts, many of which are located in covered malls. Some competition comes from similar concepts, such as, Au Bon Pain, which is a bakery/cafe concept, or sandwich/salad concepts, such as Wall Street Deli, that are closely located to a particular Paradise Bakery. Other types of competitors are strictly bakery product driven, such as, Cinnabon and Mrs. Fields. What sets Paradise apart from most competitors is menu mix, positioning, and pricing.

FRANCHISE OPERATIONS

    The Company believes that its acquisition and operation of Paradise bakery/cafes will allow the Company to enhance the Company's expansion strategy by franchising and developing Paradise Bakery. The Company plans to expand the franchisee-owned system by allowing existing franchisees to expand and by developing new franchise locations outside its current system.

    To facilitate its expansion, the Company has begun filing for registration with various state agencies. These filings were necessitated by the fact that registrations were not kept current by the previous owner of Paradise Bakery, Inc. prior to its acquisition by the Company. In June of 1996, the Company prepared disclosure documents to allow the sale of two company-owned bakery/cafes and for existing franchisees in Arizona and Colorado to develop additional locations. The Company completed other filings needed to begin carrying out Paradise Bakery's expansion plans during late 1996. There can be no guarantee that these filings will approved by all the relevant state franchise regulators. Until a given state regulatory agency has accepted the relevant filing, Paradise Bakery, Inc. will be unable to offer or sell a new franchise in that state.

UNPREDICTABLE FRANCHISEE REVENUES

    Historically, revenues from the Company's franchisees have been an important part of the Company's revenues, profits and financing. The Company is actively pursuing efforts to develop additional franchisee operations, as well as to extend its network of Company-owned cafes. However, the development of the Company's franchise system is unpredictable as to timing and the amount of income which may be produced by individual franchisees.

LIQUIDITY; LIMITED CAPITAL RESOURCES

    The Company's initial capitalization was obtained through the issuance of 2,500,000 shares of no par common stock for $10,000 on March 5, 1992. In addition, the Company issued 2,950,000 shares of Series A cumulative preferred stock, in exchange for 2,950,000 shares of no par cumulative preferred stock, which were subscribed for on March 5, 1992 for proceeds of $590,000, on March 12, 1993. On March 30, 1993, the Company sold 5,000,000 shares of no par value redeemable Series B cumulative preferred stock for $1,000,000. The proceeds from the issuance of all such stock were used for capital acquisitions and operating costs of the Company during its development stage. On May 19, 1994, the Company raised $7,288,000 in net proceeds from an initial public offering of 1,500,000 shares of common stock. Of the 4,716,820 shares outstanding after the offering, 855,300 were placed in escrow and are subject to an Escrow Agreement which provides for the release of such shares on or before March 31, 1999, with earlier release based upon the financial performance of the Company.

    As part of the purchase price for the assets of Oh-La-La! acquired by the Company on March 31, 1995, the Company issued to Oh-La-La!, Inc. a note payable of $745,874, and assumed liabilities for tenant improvement loans related to the properties acquired of $113,306.

    In the 1996 fiscal year the Company issued 1,604,692 common shares for $3,540,722 in proceeds in a series of private placements. The Company also issued convertible debt in three separate private transactions totaling $3,500,000.

    The Company used $5,375,000 of the cash raised through private transactions to acquire 100% of the common stock in Paradise Bakery, Inc., on December 31, 1995. Additionally, as part of the acquisition of Paradise Bakery, Inc., the Company issued notes to the seller in the amount of $1,350,000. The Company also issued notes in the amount of $46,071 to the sellers and assumed $97,950 in debt obligation associated with the purchase of three Paradise Bakery franchises. The Company assumed bank debt in the amount of $1,085,000 and $24,535 in lease obligations associated with the merger of Founders Venture, Inc., another Paradise Bakery franchisee, into Paradise Bakery, Inc.

    At the Company's current level of development, it does not generate net cash from operations. To fund its operations, the Company requires either additional financing, sales of additional franchises, or a substantial increase in its network of Company-owned cafes and carts. The Company incurred a net loss of $3,966,000 and used net cash of $2,391,000 in operating activities for the year ended March 31, 1996.

    The Company has developed a specific operating plan to meet the ongoing liquidity needs of the Company's operations both for the year ended March 31, 1997, and thereafter. During the nine months ended December 31, 1996, the Company reduced administrative salaries, certain employee benefit costs, and marketing expenses. The Company also sold 20 of its existing Company-owned cafes and carts for proceeds of $1,556,000 in cash, and is actively pursuing the sale of additional assets. Despite the sale (and possible future sales) of these Company-owned locations, the Company does intend to continue to operate Company-owned locations in the future. During the nine months ended December 31, 1996, the Company sold a total of 1,538,462 shares of its Common Stock in two private placements, for an aggregate of $1,000,000, and it is actively pursuing the possible placement of additional equity and/or debt securities.

    In addition to the operating plan, the Company will benefit from 12 months of Paradise Bakery operating income during the year ended March 31, 1997, as compared to three months in the year ended March 31, 1996.

    Management believes that the Company's operating and financing plan will, if carried out successfully, be sufficient to meet the Company's liquidity needs for the year ended March 31, 1997 and thereafter. Based on the Company's current cost structure and other expense calculations, and the Company's current and anticipated revenue streams, including sales of new Java Centrale franchises and the operating income expected to be produced by the Company's Paradise Bakery chain, the Company estimates that it will break even on cash flow at approximately September 30, 1997, assuming it succeeds in maintaining its schedule for the opening of new Company and franchisee-owned cafes (see "-- Reliance on Growth for Profitability" above). However, there can be no assurance that enough new franchises will be sold to provide the necessary liquidity, or that the Company's liquidity goals will be reached in the immediate future, if ever.

DEPENDENCE ON TWO PRODUCT-LINES

    Prior to the Paradise Bakery acquisition, the Company's operations have been, to a significant extent, limited to the sale of whole bean coffees, coffee beverages and related products. These products are principally sold through its Company-owned and franchised Java Centrale cafes, carts and kiosks. They presently comprise about 20% of the Company's total revenue. Although retail sales of specialty coffee increased from approximately $1.0 billion in 1990 to $1.2 billion in 1992, during the period between 1962 and 1992, per capita coffee consumption in the United States decreased significantly. Any significant health concerns with respect to coffee could have an adverse effect on coffee consumption and the Company's profitability. The Company is not presently aware of any such significant health concerns.

    By acquiring Paradise Bakery, the Company diversified its revenue base by adding a new product line of convenience-based food products. Paradise Bakery's quick service restaurant concept generates approximately 80% of the Company's revenues. Paradise Bakery features menu items that include, depending upon the type of location, specialty soups, salads and sandwiches, as well as an assortment of bakery products, including cookies, muffins, croissants and desserts that are freshly prepared and baked daily at each location.

FLUCTUATIONS IN AVAILABILITY AND COST OF GREEN COFFEE

    The Company's revenues generated by sales at Java Centrale locations are vulnerable to fluctuations in the cost and availability of green coffee. Java Centrale locations currently obtain their coffees pursuant to a Producer Agreement (the "Producer Agreement") between the Company and Coffee Bean International ("CBI"), an independent roaster. Pursuant to the Producer Agreement, the Company utilizes CBI, which, in turn, uses numerous outside brokers, to source its primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing. Prices negotiated are dependant on the market forces create the aggregate supply and demand for premium coffee beans at the time of purchase. Supply and price can be affected by multiple factors, such as weather, politics and economics in the producing countries.

GEOGRAPHIC CONCENTRATION

    A significant amount of the currently operating Company-owned or franchised cafes are located in the States of California, Texas, and Nevada. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic conditions in those regions. Although California's economy has been in a long recession over the past several years, there recently have been indications that it may be in the early stages of a recovery. California's economy exerts significant influence on the Nevada economy, and as a result, although other sectors of the Nevada economy have been strong, the gaming industry results in Nevada have been depressed by the poor California economic performance. Difficult economic conditions in other geographic regions into which the Company may expand may also adversely affect the Company's results of operations. In addition, consumer preferences and tastes vary from region to region, and there can be no assurance that consumers located in the regions in which the

Company intends to expand will be as receptive to specialty coffees as consumers in existing markets.

DEPENDENCE ON KEY PERSONNEL

    Management of the Company is dependent to a large degree on the services of Richard D. Shannon, Gary C. Nelson, Bradley B. Landin, Thomas A. Craig, and Steven J. Orlando. Loss of the services of any of these individuals could have a material adverse effect on the Company's business. Although the Company has entered into employment agreements with each of the officers named above, it does not maintain key man life insurance for any of them. In addition, the Company believes that in order to succeed in the future it will be required to continue to attract, retain and motivate additional highly skilled executive, sales and other employees.

NO PROPRIETARY PROCESS

    Because Java Centrale stores and kiosks do not have any patents for their roasting specifications or the processes for preparing several of its coffee related beverages, competitors may be able to copy such specifications or processes. Moreover, there can be no assurance that competitors will not be able to develop processes more advanced than those of the Company.

LIMITED REGISTRATION PERIOD

    The Company does not intend to maintain indefinitely the effectiveness of the Registration Statement of which this Prospectus forms a part. From and after December 31, 1997, the Registration Statement will no longer be effective (unless the Company has elected to extend its effectiveness), and once the Registration Statement has been allowed to lapse the shares described herein may no longer be sold in reliance upon this Prospectus or the Registration Statement.

SUBSTANTIAL AMOUNT OF SHARES AVAILABLE FOR FUTURE SALE

    Sale of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. The Company's Articles of Incorporation authorize the issuance of 25 million shares of Common Stock, of which only 12,902,243 shares were outstanding as of September 30, 1996, and 25 million shares of preferred Stock, of which no shares were outstanding as of the date of this Prospectus. As a matter of corporate policy, the Company intends to issue shares of its Common Stock as part of the consideration for future acquisitions and other transactions, where the use of such shares appears to be appropriate and cost-effective. The Company may, in the discretion of the Company's board of directors (the "Board of Directors"), also issue shares in public or private offerings as a means of raising capital, or as a means of compensating and providing incentives to the Company's officers, directors, and consultants. The Board of Directors is not normally required to obtain shareholder approval for any such issuances.

POSSIBLE FUTURE ISSUANCES OF COMMON STOCK AND OTHER SECURITIES

    Additional shares of Common Stock of the Company may be issued at any time by the Board of Directors, without shareholder approval. The issuance of any such additional shares of Common Stock may have an adverse effect on the market price of the Common Stock offered hereby. As a matter of corporate policy, the Company intends to issue shares of its Common Stock as part of the consideration for future acquisitions and other transactions, where the use of such shares appears to be appropriate and cost-effective, or as a means of compensating and providing incentives to the Company's officers, directors, and consultants. As of September 30, 1996, the Company had outstanding a total of 5,826,230 options or warrants to issue shares of its Common Stock, at prices ranging from $0.25 to $9.90 per share. Additionally, as of September 30, 1996, there were then outstanding three Convertible notes, which provided, in the aggregate, for the potential issuance of a total of 2,700,000 new shares of Common Stock upon conversion of such notes.

    Shares of preferred stock or other securities of the Company may also be issued by the Board of Directors, without shareholder approval, on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Moreover, although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring a majority of the voting stock of the Company. The Company has no current plans to issue any shares of preferred stock.

NO CASH DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. For information about the Company's recently announced warrant dividend, see
"-- Possible Future Issuances of Common Stock and Other Securities," above.

STOCK PRICE VOLATILITY

    The price of the Company's Common Stock is subject to significant volatility due to fluctuations in revenues, earnings, capitalization, liquidity, press coverage, and financial market interest. Some of these factors may be exacerbated because the Company operates in multiple retail markets in widely dispersed geographic areas. The performance of Company owned and franchised outlets in local market areas may be affected by weather conditions and by local or regional economic trends or events, among other things. Furthermore, the Company's markets tend to be both highly competitive and dominated by a few exceptionally strong companies, such as the market for coffee beverage and related products (which is dominated by Starbuck's, among others) and the convenience-based food products market (which is dominated by such national chains as McDonald's, Taco Bell, and Burger King). Market perceptions of the Company's recent or potential performance in its various local market areas, economic trends generally, and the Company's relative degree of success with respect to its competition, among other factors, could cause the price of its stock to vary significantly in the short and middle term regardless of whether such perceptions prove to be accurate in the long run.

    The Company's Common Stock is currently traded on the NASDAQ SmallCap Market. This market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. There can be no assurance that the NASDAQ SmallCap Market will not in the future experience more severe fluctuations than are contemporaneously experienced by other U.S. stock markets and exchanges, such as the New York Stock Exchange or the American Stock Exchange, or the NASDAQ National Market List. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results of the Company, may have a significant impact on the market price of the Common Stock.

CONCENTRATION OF STOCK OWNERSHIP

    As of September 30, 1996, the three Company stockholders of record which held the largest numbers of common shares were Baycor Ventures, Inc. ("Baycor"), which owned of record approximately 14.5%, PSSS, Inc., which owned of record approximately 6.5%, and Gary C. Nelson, who owned of record approximately 5.5%. In the aggregate, Baycor, Mr. Nelson, and the other officers and directors of the Company currently own of record approximately 22.4% of the currently outstanding Common Stock. Accordingly, if Baycor, PSSS, Inc., Mr. Nelson, and the Company's other officers and directors were to vote in the same manner on any matter requiring approval of a majority of the outstanding Common Stock, such matter would most likely be approved or defeated, as the case may be, although the outcome would not be certain. Baycor is a wholly-owned subsidiary of Baycor Capital, Inc. Richard D. Shannon, the Chairman of the Company, and Kevin R. Baker, a director of the Company, each own 50% of the outstanding capital stock of Baycor Capital, Inc. PSSS, Inc. is not affiliated with the Company or with Baycor or Baycor Capital, Inc.

    As of September 30, 1996, $1,750,454 of the convertible debt held by Santina Holding, Inc., Gross Foundation, Inc. and Legong Investment Investments, N.V. had been converted into 2,580,194 shares of Common Stock.

GENERAL LIABILITY AND COMMERCIAL INSURANCE; PRODUCT LIABILITY INSURANCE

    Although the Company carries general liability and commercial insurance with coverage up to $1,000,000 and product liability insurance with coverage up to $1,000,000, there can be no assurance that this insurance will be adequate to protect the Company against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on the financial condition of the Company. There is no assurance that the Company will be able to maintain this insurance on reasonable financial terms.

GOVERNMENTAL REGULATION

    The food service industry is subject to extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place, accommodations for the disabled, and the Company's relationship with its employees, such as minimum wage requirements, discriminatory practices, overtime and working conditions and citizenship requirements. The Company-owned and franchised cafes and carts are subject to various federal laws and regulations, including without limitation, the Fair Labor Standards Act, the Americans With Disabilities Act, the Department of Agriculture, the Food & Drug Administration, and numerous State and local laws and regulatory agencies. The failure to obtain or retain necessary food licenses or substantial increases in the minimum wage could adversely affect the operation of the Company. Furthermore, federal government proposals relating to health care may result in higher costs for the Company. The Company is also subject to federal regulations and certain state laws which regulate the offer and sale of franchises to its franchisees.

LISTING ON THE NASD SMALLCAP MARKET UNDER CURRENT LISTING RULES

    The Company's Common Stock is currently listed for trading on the NASD SmallCap Market. The basic maintenance criteria for the Company to keep its Common Stock quoted on the NASDAQ SmallCap Market under current NASD rules are as follows:

    1. The Common Stock must be registered with the Securities and Exchange Commission under Section 12(g)(1) of the Securities Act of 1934, as amended;
    2.   The Company must maintain total assets of at least $2,000,000;
    3.   The Company must have at least $1,000,000 in capital and surplus;
    4.   The Company must maintain a public float of at least 100,000 shares;
    5.   The market value of the public float must be equal to at least
         $200,000;
    6. Either one or the other of the following criteria must me met: (a) the minimum bid price for the Company's Common Stock must be at least $1.00 per share, or alternatively (b) the aggregate market value of the Company's public float must be at least $1,000,000 AND the Company must have at least $2,000,000 in combined capital and surplus;
    7. The Company must have at least two registered and active market makers; and
    8.   The Company must have at least 300 beneficial holders of its Common
         Stock.

    In addition to the foregoing criteria, the NASD also requires listed companies to meet certain corporate governance and shareholder voting rights standards. Although the Company and its Common Stock currently meet all of the above maintenance criteria and standards, there can be no assurance that such criteria will continue to be met in the future. In addition, the NASD has proposed certain changes in its listing and maintenance criteria (see the following Risk Factor), which the Company may or may not be able to meet in the future.

EFFECT OF PROPOSED CHANGES TO NASD SMALLCAP MARKET LISTING RULES

    The NASD has published for comment a number of possible changes to its listing and maintenance criteria for companies quoted on the NASDAQ SmallCap Market. If adopted in final form, the proposed changes are currently scheduled to go into effect during the second half of 1997.

    The NASD's current proposal would, among other things, require that the minimum bid price for any stock quoted on that market is $1.00; if the minimum bid price for a listed company's stock should drop below $1.00 for a material period of time, it would become eligible for delisting from the NASDAQ SmallCap Market List. Current NASD rules provide that one or the other (but not necessarily both) of the following criteria must me met: either (a) the minimum bid price for the Company's Common Stock must be at least $1.00 per share, or alternatively (b) the aggregate market value of the Company's public float must be at least $1,000,000 AND the Company must have at least $2,000,000 in combined capital and surplus. The Company does meet the current listing criteria, but it may not meet the new standards in this respect. For the entire period between September 30, 1996 and January 31, 1997, the daily low price bid per share for the Company's Common Stock ranged from a low of $0.47 to a high of $0.94, never equalling or exceeding $1.00. Therefore, if the NASD's current proposals are adopted without change and the minimum bid prices for the Company's Common Stock do not remain above $1.00, the Company may need to consider effectuating a reverse stock split or taking some other corporate action in order to be confident of its continuing ability to meet the NASD's new minimum bid requirements in this respect.

    Another of the criteria currently being proposed by the NASD is that companies having securities listed on the SmallCap market maintain at least one of the following: either (a) net tangible assets of $2,000,000, or (b) a market capitalization of $35,000,000, or (c) annual net income for two of the previous three years of at least $500,000. The Company currently has net tangible assets significantly in excess of the minimum described in the proposed rules, but it does not meet the other alternative criteria described above. If the Company's net tangible assets should in the future drop below $2,000,000 (a development not anticipated by the Company), this maintenance requirement could create a problem for the Company in the future.

    In addition, there can be no assurance that the maintenance requirements ultimately adopted by the NASD will not be stronger, or otherwise different, than those currently being proposed, or that the Company will be able to meet any such other criteria if adopted by the NASD. If the Company is unable to substantially improve the minimum bid price for its Common Stock or effectuate a reverse stock split, or if its net tangible assets drop below $2,000,000 for any significant period of time, or if other criteria are adopted by the NASD which are more restrictive than those currently proposed, the Company's Common Stock could ultimately be delisted from the NASDAQ SmallCap Market List. In such an event, the trading market for its Common Stock would immediately become be far less liquid than it is at present.

                                 SELLING STOCKHOLDERS

    The Shares registered hereunder are being offered for the accounts of the stockholders of the Company listed below (the "Selling Stockholders").










                                Shares
                                Owned
                              Prior to      Shares To Be         Shares Owned
   Stockholder                Offering        Offered           After Offering
   -----------                 --------      ------------        --------------
                                                            Number(1)     Percent(2)
                                                            ---------     ----------
James E. Elliott                25,934          12,967         12,967           *
Lillian P. Elliott               4,000           2,000          2,000           *
Dennis R. Golden                13,948           6,974          6,974           *
Richard W. Harris                6,118           3,059          3,059           *
Graham Pacific, Inc.            62,284          62,284           -0-           -0-
Artistic License, Inc.(3)      300,000         300,000           -0-           -0-
Alta Petroleum, Inc.(4)         50,000          50,000           -0-           -0-
TOTALS                         462,284         437,284         25,000          -0-


---------------
(*) Indicates less than 1%

(1) Assumes all shares to be offered will be sold.

(2) Percentage of Common Stock outstanding estimated to be owned after completion of the offering, based upon 12,902,239 shares of Common Stock outstanding as of October 22, 1996.

(3) Represents shares which may be acquired upon the exercise of certain Stock Purchase Warrants held by Artistic License, Inc. See "TERMS OF THE ARTISTIC WARRANT" below for more information on these shares.

(4) Represents shares which may be acquired upon the exercise of certain Stock Purchase Warrants held by Alta Petroleum, Inc. See "TERMS OF THE ALTA WARRANT" below for more information on these shares.


    James E. and Lilian P. Elliott, Dennis R. Golden, and Richard W. Harris were all shareholders of GEM Ventures, Inc., a Nevada corporation which was until August 1995 a Java Centrale franchisee based in Reno, Nevada. In August of 1995 the Company agreed to purchase the franchise and certain of its assets from GEM Ventures, Inc. in exchange for 50,000 shares of stock.

    Artistic License, Inc. is a licensed California Finance Lender which in
July 1995 loaned the Company $350,000 in exchange for a Promissory Note due in April 1997. As partial consideration for the loan, Artistic License, Inc. sought and received from the Company the stock purchase warrants described below. The loan from Artistic license, Inc. was paid in full on December 4, 1996.

    Alta Petrolium, Inc. granted the Company a credit line of $400,000 in July 1996. As partial consideration for the credit line, Alta Petrolium, Inc. received from the Company the stock purchase warrant described below.


                               SECURITIES BEING OFFERED

    This Prospectus relates to the following securities which have been or may be issued by the Company:

    (a) A total of 25,000 shares of the Company's Common Stock (the "GEM Shares") which are held as described above by James E. Elliott, Lillian P. Elliott, Dennis R. Golden, and Richard W. Golden, four individuals who were investors and/or principals in a former Company franchisee, GEM Ventures, Inc., a Nevada corporation ("GEM"). These individuals received the GEM Shares as a result of a transaction between the Company and Gem in August of 1995.

    (b) A total of 62,284 shares of the Company's Common Stock which are held by Graham Pacific, Inc., a Washington corporation ("Graham"). Graham received these shares (the "Graham Shares") as a result of a transaction between the Company and Graham in October of 1995.

    (c) Up to 300,000 shares of Company's Stock which may be issued to Artistic upon the exercise of certain stock purchase warrants held by Artistic (the "Artistic Warrant Shares"), and

    (d) Up to 50,000 shares of the Company's Stock which may be issued to Alta upon the exercise of certain stock purchase warrants held by Alta (the "Alta Warrant Shares").


                                GRAHAM AND GEM SHARES

    The Shares being offered hereby include 87,284 shares of Common Stock which were originally issued as a result of two privately negotiated transactions with former Company franchisees during August and October of 1995. The agreements pursuant to which the GEM Shares and the Graham Shares were issued each included a Company undertaking to register the Shares in question. These initial issuances were themselves exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

                               ARTISTIC WARRANT SHARES

    The Shares being offered hereby include 300,000 shares of Common Stock which Artistic has the right to purchase by exercising Common Stock purchase warrants that were issued to it by the Company, on July 11, 1996 (the "Artistic Warrants"). The Artistic Warrants were issued to Artistic in connection with a transaction between Artistic and the Company pursuant to which Artistic, which is a licensed California Finance Lender, made a loan of $350,000 to the Company on July 11, 1996. This loan has since been paid off in full. The Artistic Warrants are exercisable at any time prior to 5:00 PM, California time, on April 30, 1997 (the "Artistic Expiration Time"), at a price equal to the lowest closing sale price recorded on the National Association of Securities Dealers, Inc. Automated Quotation System, SmallCap Market List, for the Company's Common Stock on any trading day which falls (i) at least one day prior to the date on which notice of exercise of the Artistic Warrants is sent to the Company, and
(ii) between July 11, 1996 and April 30, 1997.

                                 ALTA WARRANT SHARES

    The Shares being offered hereby include 50,000 shares of Common Stock which Alta has the right to purchase by exercising Common Stock purchase warrants that were issued to it by the Company, effective as of October 21, 1996 (the "Alta Warrants"). The Alta Warrants were issued to Alta in connection with a credit line issued to the Company in July 1996. The Alta Warrants are exercisable at any time prior to 5:00 PM, California time, on June 30, 2000, at a price equal to the lowest closing sale price recorded on the National Association of Securities Dealers, Inc. Automated Quotation System, SmallCap Market, for the Company's Common Stock on any trading day which falls (i) at least one day prior to the date on which notice of exercise of the Alta Warrants is sent to the Company and (ii) between July 10, 1996 and April 30, 1997.


                           DESCRIPTION OF THE COMMON STOCK

    The Company is authorized to issue up to 25,000,000 shares of no par value Common Stock, and 25,000,000 shares of preferred stock. As of October 22, 1996, 12,902,239 shares of the Company's Common Stock were issued and outstanding, and no shares of the preferred stock, were issued and outstanding. The Company's Common Stock has been registered, as a class, under Section 12 of the Exchange Act.

    Subject to preferential rights of the holders of preferred stock and senior debt securities (if any) and the applicable provisions of the California General Corporation Law, the holders of the Company's Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and on liquidation, dissolution, or winding up of the Company such holders will be entitled to receive pro rata its net assets remaining after the payment of all creditors.

    The holders of the Common Stock are entitled to one vote for each share on all matters submitted to a vote of the shareholders. In any election of directors each shareholder has the right to cumulate votes. Shareholders have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights, or sinking fund provisions with respect to shares of the Common Stock. The outstanding shares of Common Stock are fully-paid and nonassessable.


                         GENERAL DESCRIPTION OF THE WARRANTS

    All questions about the issuance, exercise, and terms of the Warrants and the rights of the Warrant Holders will be decided by the Company's Board of Directors. For a full description of the Warrants, please refer to the Warrants themselves, copies of which are attached hereto as Exhibits A and B, respectively, and are by this reference incorporated herein. The descriptions of the Warrants contained in this Prospectus are qualified in their entirety by reference to the complete text of such documents. Any conflict between the summary provided in this Prospectus and the actual terms of such documents must be resolved in favor of the terms as expressed in the documents themselves. Copies of the Warrants may also be obtained from the Company by persons entitled thereto upon request, free of charge.

                  SECURITIES AVAILABLE UPON EXERCISE OF THE WARRANTS

    Each of the Warrants provides for the issuance, upon exercise and payment of the exercise price, as described below (see "TERMS OF THE ARTISTIC WARRANT" and "TERMS OF THE ALTA WARRANT" below), of that number of shares of the Company's Common Stock which is specified therein; however both the number of Shares which may be obtained upon exercise of the Warrants and the exercise price for the Warrants are subject to adjustment in certain circumstances, as more fully described below.

                                  MANNER OF EXERCISE

    The holder of each of the Warrants may exercise them to purchase all or any whole number of the Shares covered by the respective Warrants by (a) completing in the manner indicated, and executing, a subscription form (which is attached to each of the Warrants) for that number of Shares to which it is entitled and desires to purchase; (b) surrendering its current Warrant to the Company at the Company's principal place of business in Sacramento, California; and (c) paying the appropriate purchase price for the Shares, by cash, money order, bank draft, or certified check, payable to the Company at its principal place of business in Sacramento, California.

                   RIGHTS AS A SHAREHOLDER, EMPLOYEE, OR CONSULTANT

    No person who holds a Warrant will have any rights as a Company shareholder with respect to the Shares represented thereby until such Warrant is exercised and the Shares are actually issued. The grant of a Warrant does not impose any obligation whatsoever on the Company to employ or continue to employ the recipient of the Warrant, and does not interfere with the Company's right to terminate any position he or she may have with the Company, as a consultant or otherwise, at any time.

                               TRANSFER OF THE WARRANTS

    The Warrants are nontransferable, and any attempt to sell, assign, transfer, hypothecate, or otherwise convey or encumber any interest in any Warrant, or any Shares which may be (but have not yet been) obtained upon exercise of a Warrant, is invalid. The Company has no obligation to recognize any such sale, assignment, transfer, hypothecation, or other conveyance or encumbrance; or to reflect any such purported transaction on the official records of the Company; or to issue Warrants or shares of its Common Stock to any party in violation of this restriction. Consequently there is not, and there will not be, any market for the Warrants themselves.

                                  REDEMPTION RIGHTS

    The Warrants do not provide the Company with any redemption rights with respect to either the Warrants themselves or the underlying shares of Common Stock.



                            TERMS OF THE ARTISTIC WARRANT

    The Artistic Warrant may be exercised, at any time prior June 30, 2000 (the "Artistic Expiration Time"), to purchase up to Three Hundred Thousand (300,000) Shares at the lowest closing sale price recorded on the National Association of Securities Dealers, Inc. Automated Quotation System, SmallCap Market, for the Company's Common Stock on any trading day which falls (i) at least one day prior to the date on which notice of exercise of such Warrants is sent to the Company, and (ii) between July 11, 1996 and April 30, 1997.

    The total number of shares for which the Artistic Warrant may be exercised, and Artistic's Exercise Price, may be adjusted and re-adjusted from time to time as described below, (see "Adjustments to the Artistic Warrant's Exercise Price" and "Adjustments to the Number of Artistic Shares"). No portion of the Artistic Warrant has been exercised as of the date of this Prospectus.

                    ADJUSTMENTS TO THE NUMBER OF ARTISTIC SHARES.

    The Artistic Warrant provides that if, prior to the Artistic Warrant Expiration Time, the number of outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the Artistic Warrant may be exercised. By way of example only, if the Company should make a two-for-one stock split of its outstanding shares of Common Stock, the number of Shares for which the Artistic Warrant may be exercised would thereupon increase from 300,000 to 600,000 Shares, with a corresponding change in the exercise prices applicable to the Artistic Warrant as described below (see "Adjustments to the Artistic Warrant's Exercise Price" below).

                  ADJUSTMENTS TO THE ARTISTIC WARRANT EXERCISE PRICE

    In the event of a change in the number of shares of Common Stock which may be caused by any event described above (see "Adjustments to the Number of Artistic Shares"), a corresponding adjustment changing Artistic's Exercise Price per share of Common Stock attributable to any unexercised portion of the Artistic Warrant must also be made. By way of example only, if the Company should make a two-for-one stock split of its Common Stock then, in addition to the change in number of shares for which the Artistic Warrant may be exercised as described above, the otherwise applicable exercise price for the Artistic warrants would be divided by one-half.

    A complete copy of the Artistic Warrant, including the Artistic Warrant Subscription Form, is attached to this Prospectus as Exhibit 4.1.

                              TERMS OF THE ALTA WARRANT

    The Alta Warrant may be exercised, at any time prior June 30, 2000 (the "Alta Expiration Time"), to purchase up to Fifty Thousand (50,000) Shares at the lowest closing sale price recorded on the National Association of Securities Dealers, Inc. Automated Quotation System, SmallCap Market, for the Company's Common Stock on any trading day which falls (i) at least one day prior to the date on which notice of exercise of such Warrants is sent to the Company, and
(ii) between July 10, 1996 and April 30, 1997.

    The total number of shares for which the Alta Warrant may be exercised, and Alta's Exercise Price, may be adjusted and re-adjusted from time to time as described below, (see "Adjustments to the Alta Warrant's Exercise Price" and "Adjustments to the Number of Alta Shares"). No portion of the Alta Warrant has been exercised as of the date of this Prospectus.

                      ADJUSTMENTS TO THE NUMBER OF ALTA SHARES.

    The Alta Warrant provides that if, prior to the Alta Warrant Expiration Time, the number of outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the Alta Warrant may be exercised. By way of example (only), if the Company should make a two-for-one stock split of its outstanding shares of Common Stock, the number of Shares for which the Alta Warrant may be exercised would thereupon increase from 50,000 to 100,000 Shares, with a corresponding change in the exercise prices applicable to the Alta Warrant as described below (see "Adjustments to the Alta Warrant's Exercise Price").

                    ADJUSTMENTS TO THE ALTA WARRANT EXERCISE PRICE

    In the event of a change in the number of shares of Common Stock which may be caused by any event described above (see "Adjustments to the Number of Alta Shares"), a corresponding adjustment changing Alta's Exercise Price per share of Common Stock attributable to any unexercised portion of the Alta Warrant must also be made. By way of example, only, if the

Company should make a two-for-one stock split of its Common Stock as described above then, in addition to the change in number of shares for which the Alta Warrant may be exercised as described above, the otherwise applicable exercise price for each share of Common Stock for which the Alta Warrant may thereafter be exercised would be divided by one-half.

    A complete copy of the Alta Warrant, including the Alta Warrant Subscription Form, is attached to this Prospectus as Exhibit 4.2.


                      RESALES OF COMPANY SECURITIES BY INSIDERS

    The Warrants are by their terms nontransferable, and consequently, except for the Section 16 issues outlined in this section, the following discussion does not apply to them. There are no contractual restrictions applicable to the Shares which may be obtained upon exercise of the Warrants.

    Persons who are not deemed to be "affiliates" of the Company, as that term is defined in the rules under the Securities Act, may as a general rule freely resell, from time to time, any Shares they acquire under the Warrants. Persons who are "affiliates" of the Company, however, may as a general rule only resell Shares (i) in accordance with the provisions of Rule 144 under the Securities Act, or (ii) pursuant to an effective registration statement filed with the SEC OTHER THAN the Registration Statement of which this Prospectus forms a part. This Prospectus may not be used in connection with any resales of the Shares by affiliates of the Company. Certain officers of the Company and its subsidiaries, and all directors and 10% or greater shareholders of the Company, will normally be deemed to be "affiliates" of the Company for purposes of the Securities Act and Rule 144. ANY HOLDER OF SHARES WHO IS ALSO AN OFFICER, DIRECTOR, OR 10% SHAREHOLDER OF THE COMPANY OR ANY OF ITS AFFILIATES IS CAUTIONED TO CONSULT WITH COUNSEL REGARDING HIS OR HER POTENTIAL STATUS AS AN "AFFILIATE" BEFORE EFFECTING ANY TRANSACTIONS IN SHARES.

    Section 16 of the Exchange Act applies to Company stock transactions by members of its Board of Directors, certain corporate officers of the Company and its subsidiaries, and all holders of more than 10% of its the Company's common or preferred stock ("Section 16 Insiders"). Under this law, Section 16 insiders must report these transactions to the SEC.

    In addition, if any Section 16 Insider realizes a profit from either:

    (i) the grant or acquisition of warrants, convertible preferred stock, options, stock appreciation rights or other similar rights with an exercise or conversion privilege at a price related to Company stock, or similar securities with a value derived from the value of an equity security, ("Derivative Securities Contracts") by the Company; followed within six months by the sale of those Derivative Securities Contracts, Company stock or other Derivative Securities Contracts (a "purchase and sale");

    (ii) a purchase of Company stock, followed within six months by a sale of those or other Company shares (a "purchase and sale");

    (iii) the sale of Company stock or Derivative Securities Contracts, followed within six months by the grant or acquisition of Warrants, or other Derivative Securities Contracts or the purchase of Company stock; (a "sale and purchase"); or

    (iv) a sale of Company stock, followed within six months by a purchase of those or other Company shares (a "sale and purchase");

then the Section 16 Insider could be forced to repay this "short-swing profit" to the Company.

    All officers, directors, and employees of the Company and its affiliates (whether or not they are Section 16 Insiders), and all other shareholders who or which may be in possession of material non-public information about the Company, should also keep in mind the rules against "insider trading" when considering whether to buy or sell Company stock. Federal and California law, and the Company's own corporate policies, prohibit the purchase or sale of Company stock while the buyer or seller is in possession of material information about the company or its prospects which have not yet been made public.


                           FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the federal income tax consequences associated with the granting and exercise of the Artistic Warrants and the Alta Warrants, as well as the sale of the shares of the Common Stock underlying the aforementioned Warrants, the Artistic Shares and the Alta Shares. This summary is based on existing federal income tax laws and regulations, and does not discuss the provisions of the income tax laws of any State or foreign country. This summary is applicable only as of the date of this Prospectus, and Warrant holder should be aware that federal tax laws and regulations are subject to change at any time. It is not intended to be, or offered as, a complete description of the tax consequences which may be associated with any individual grant or exercise of a Warrant, or as tax, investment, or legal advice. EVERY PERSON OR ENTITY HOLDING ARTISTIC WARRANTS, ALTA WARRANTS, OR SHARES OF COMMON STOCK OBTAINED UPON THE EXERCISE OF THE AFOREMENTIONED WARRANTS SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR CONCERNING HIS, HER, OR ITS INDIVIDUAL SITUATION.

                  TAX CONSEQUENCES OF GRANT OR EXERCISE OF A WARRANT

    Holders of the Warrants do not recognize taxable income on the date of the grant of the Warrants themselves, which are in effect non-statutory options. Normally, however, they will recognize ordinary income on the date of exercise of the Warrants, in the amount of the difference between the Warrant exercise price and the fair market value of the Company's Common Stock on the date of the exercise. However, if the holder of a Warrant is subject to the restrictions on resale imposed by Section 16 of the Exchange Act, as described above (see "RESALES OF COMPANY SECURITIES TO INSIDERS," above), he or she will normally recognize ordinary income under a slightly modified set of rules (see "TAX TREATMENT OF SECTION 16 INSIDERS," below).

                           TAXATION UPON SALE OF THE SHARES

    When the Shares obtained through the exercise of the Warrants are sold, any difference between the sale price and the Warrant holder's tax basis in the shares (normally, the basis will be equal to the exercise price plus any income recognized by the Warrant holder on exercise of the Warrant) will be treated as capital gain or loss. This gain or loss will be treated as a long-term capital gain or loss unless the Shares have been held for less than one year, in which case it will be treated as a short-term capital gain or loss.



                         TAX TREATMENT OF SECTION 16 INSIDERS

    Warrant Holders will normally recognize income for federal income tax purposes at the time a Warrant is exercised. However, a Warrant Holder who is a
Section 16 Insider, and who exercises a Warrant less than six months after the date it was granted, will not recognize income for federal income tax purposes until the earlier of (i) the expiration of such six-month period or (ii) the first day on which a sale of the Shares received upon such exercise, at a profit, will not subject the Warrant Holder to liability under Section 16, unless he or she elects to be taxed at the time of exercise by filing an election with the Internal Revenue Service under Section 83(b) of the Code. The election under 83(b) must be filed within 30 days of the date of exercise. The Internal Revenue Service has taken the position that there will be no such deferred taxation in the situation where a Section 16 Insider has purchased the Company Shares (in a transaction unrelated to the Warrants) within six months prior to the date of exercise in a transaction which is not exempt from the short-swing profit provisions of Section 16. See "RESALES OF COMMON STOCK BY INSIDERS," above.

                             TAX BENEFITS TO THE COMPANY

    The Company will be entitled to a deduction for federal tax purposes at the time that any optionee recognizes ordinary income and in the amount of such included income with respect to the exercise of a Warrant.


                                 PLAN OF DISTRIBUTION

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be offered from time to time by or for the account of the Selling Stockholders through dealers, brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or prices otherwise negotiated.

    The Registration Statement covering the Shares offered hereby will be maintained in effect, and the Shares may be sold thereunder by the Selling Stockholders, until December 31, 1997 (the "Offering Period"). At the end of the Offering Period, Shares not sold by the Selling Stockholders during the Offering Period will return to the status of restricted stock which may be sold pursuant to the provisions of Rule 144 under the Securities Act of 1933 (the "Act").

    Several of the Selling Stockholders have advised the Company that they may sell the Shares, directly or through brokers or dealers, from time to time during the Offering Period. Such sales may be made at the market price in one or more transactions on the NASD Automated Quotation System, SmallCap Market, on any other local or national exchange or quotation system on which the Company's Common Stock may then be listed; or at privately negotiated prices in negotiated transactions; or otherwise at prices and terms prevailing at the time of sale.


                                   USE OF PROCEEDS

    The Company will not receive any proceeds from any sale or other transfer of any of the Shares. All proceeds from such transactions will go to the holders of the Shares. All proceeds derived from the exercise of the Warrants has been or will be used for general corporate purposes.


                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Articles of Incorporation and By-Laws provide for indemnification of directors and officers to the full extent permitted or authorized under California Law, for expenses, liabilities and losses actually and reasonably incurred as a result of any such director's or officer's status as such, provided that the indemnitee acted in good faith and in a manner he or she believed to be in or not to be opposed to the best interest of the corporation. In addition, the Company has entered into an Indemnification Agreement with each of its directors and executive officers, which agreement provides, among other things, for contractual rights of the indemnitee to advancement of expenses prior to final disposition of an action provided that, if required by California law, the indemnitee agrees to repay such advance upon the Company's request if it is ultimately determined that the indemnitee is not entitled to indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                    LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Rosenblum, Parish & Isaacs, PC, of San Francisco and San Jose, California.

                                       EXPERTS

    The audited consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto; and are included therein and incorporated herein by reference in reliance upon the authority of such firm as experts in providing such reports.

    No person has been authorized in connection with this offering to give any information, or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful, or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date.

                                       PART II

                      INFORMATION NOT REQUIRED IN THE PROSPECTUS
                     -------------------------------------------

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions, if any, incurred by the Selling Stockholders in sales of Shares effected through intermediaries. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


         Securities and Exchange Commission
               Registration Fee. . . . . . . . . . . $    95.00
         Accounting Fees . . . . . . . . . . . . . . . 3,500.00*
         Legal Fees. . . . . . . . . . . . . . . . . . 8,500.00*
         Miscellaneous . . . . . . . . . . . . . . .   2,000.00*
                                                      ----------
               TOTAL . . . . . . . . . . . . . . . . $14,095.00*

                                                      ----------
                                                      ----------
         ---------------
         * Estimated


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of directors of the Registrant for monetary damages is eliminated to the fullest extent permissible under California law.

    Article VI of the Articles provides that the Registrant is authorized to indemnify its directors and officers to the fullest extend permissible under California law.

    Article VI of the Registrant's Amended and Restated Bylaws (the "Bylaws") provides, with certain qualifications, that the Registrant shall have the power to indemnify any person, who is or is threatened to be made a party to proceeding by reason of the fact that he or she is or was an officer, director, employee, or agent of the Registrant, for all costs, expenses and other amounts actually and reasonably incurred in connection with such proceeding. The foregoing indemnification is conditioned upon a finding, by either (i) the uninterested members of the Registrant's Board of Directors, (ii) its shareholders, (iii) independent legal counsel in a written opinion, or (iv) the court in which the proceeding is or was pending, that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful.

    As authorized by the foregoing Article and Bylaw provisions, the Registrant and each of its Directors and executive officers individually have entered into indemnification agreements whereby the Registrant agreed to indemnify such individuals against any claims or expenses they may incur as a result of serving the Registrant in those or other capacities, provided that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the Registrant has entered into separate Indemnification Agreements, with the Registrant's principal corporate shareholder and the corporation which holds all of that company's stock, which provide similar indemnification against claims and expenses arising out of those relationships and certain consulting arrangements between those entities and the Registrant.


Item 16. EXHIBITS.

    4.1 Stock Purchase Warrant, dated July 11, 1996, issued by the Company to Artistic License, Inc.

    4.2 Stock Purchase Warrant, dated October 21, 1996, issued by the Company to Alta Petroleum, Inc.

    5.        Opinion of Rosenblum, Parish & Isaacs, PC

    23.1      Consent of Rosenblum, Parish & Isaacs, PC
              (See Exhibit 5)

    23.2      Consent of Grant Thornton LLP

    24.       Power of Attorney


Item 17. UNDERTAKINGS.

    (a)  The undersigned hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" section of the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, California, this 5th day of March 1997.

                                  JAVA CENTRALE, INC.


                                  By:  /S/ GARY C. NELSON
                                      -------------------------------
                                       Gary C. Nelson
                                       Its President
                                       (Principal Executive Officer)


                                  By:  /S/ STEVEN J. ORLANDO
                                      -------------------------------
                                       Steven J. Orlando
                                       Its Vice President and
                                       Chief Financial Officer
                                       (Principal Financial and
                                        Accounting Officer)


                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title               Date
---------                         -----               ----

/S/ KEVIN R. BAKER*               Director            March 5, 1997
-------------------------
Kevin R. Baker


/S/ LYLE P. EDWARDS*              Director            March 5, 1997
-------------------------
Lyle P. Edwards


 /S/ GARY C. NELSON               Director and        March 5, 1997
-------------------------         President
Gary C. Nelson


/S/ RICHARD D. SHANNON*           Director and        March 5, 1997
-------------------------         Chairman of
Richard D. Shannon                the Board

* By  /S/ GARY C. NELSON                              March 5, 1997
    --------------------
    Gary C. Nelson
       Attorney-in-Fact

                                  INDEX TO EXHIBITS


  Exhibit
  Number      Exhibit
  ------       -------
   4.1*       Stock Purchase Warrant, dated July 11, 1996, issued by the
              Company to Artistic License, Inc.

   4.2* Stock Purchase Warrant, dated October 21, 1996, issued by the Company to Alta Petroleum, Inc.

   5.         Opinion of Rosenblum, Parish & Isaacs, PC

   23.1       Consent of Rosenblum, Parish & Isaacs, PC
              (See Exhibit 5)

   23.2       Consent of Grant Thornton, LLP

--------------------
*   PREVIOUSLY FILED.